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                                                                    EXHIBIT 12.1

                         SUPERVALU INC. and Subsidiaries
                       Ratio of Earnings to Fixed Charges
                             For Fiscal Years Ended

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

(In thousands, except ratios)                 2000         1999         1998         1997         1996
                                           ---------    ---------    ---------    ---------    ---------
Earnings before income taxes               $ 447,454    $ 316,261    $ 384,780    $ 280,512    $ 267,692

Less undistributed earnings of less than
    fifty percent owned affiliates            (6,605)      (5,943)      (7,388)     (15,813)     (11,136)
                                           ---------    ---------    ---------    ---------    ---------

Earnings before income taxes                 440,849      310,318      377,392      264,699      256,556

Interest expense                             154,482      124,111      133,619      136,831      140,150

Interest on operating leases                  23,838       18,574       18,010       16,950       17,059
                                           ---------    ---------    ---------    ---------    ---------

                                           $ 619,169    $ 453,003    $ 529,021    $ 418,480    $ 413,765
                                           =========    =========    =========    =========    =========

 Total fixed charges                         178,320      142,685      151,629      153,781      157,209
                                           =========    =========    =========    =========    =========

Ratio of earnings to fixed charges              3.47         3.17         3.49         2.72         2.63
                                           =========    =========    =========    =========    =========
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